EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-229047, 333-232858, 333-235446, and 333-262407 on Form S-1, Registration Statement Nos. 333-224061, 333-224893, 333-239641 and 333-252659 on Form S-3, and Registration Statement Nos. 333-204215, 333-210023, 333-216545, 333-223805, 333-232072, 333-237438, and 333-256599 on Form S-8 of our report dated March 31, 2022, relating to the financial statements of Arcadia Biosciences, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Phoenix, Arizona

March 31, 2022